Exhibit (h)(4)

Fee Waiver Agreement

EULAV Securities LLC (the “Distributor”) agrees to the following fee waivers:

Value Line Tax Exempt Fund, Inc.: The Distributor waives 0.25% of the Rule 12b-1 fee for the period July 1, 2016 – June 30, 2020;

Value Line Strategic Asset Management Trust: The Distributor waives 0.13% of the Rule 12b-1 fee for the period May 1, 2016-June 30, 2020.

Value Line Centurion Fund, Inc.: The Distributor waives 0.13% of the Rule 12-1 fee for the period May 1, 2016-June 30, 2020.

Dated this 25th day of February 2019

On behalf of the Distributor,

/s/ Mitchell Appel________

Mitchell Appel, President

EULAV Securities LLC.

Received:

/s/ Emily Washington________

Emily Washington, Treasurer

Value Line Mutual Funds